Exhibit 10.1

CARTER BANK & TRUST
ENDORSEMENT SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is entered this [●] day of [●], 20[●], by Carter Bank & Trust (the “Bank”) and [●] (the “Insured”).

RECITALS

The Insured is an executive and a key employee of the Bank. To encourage the Insured to remain an employee of the Bank, the Bank is willing to divide the death proceeds of one or more life insurance policies (collectively referred to hereinafter as the “policy”) on the Insured’s life.

The cash value of the policy and the Bank’s share of the death benefit proceeds will be used by the Bank to offset the costs of benefits the Bank provides its employees including the Insured.

The Insured’s share of the death benefit proceeds shall be payable solely from the policy. The Insured shall have no claim against the Bank for any death proceeds.

By executing this Agreement, the Insured consents to the Bank acquiring, owning, and holding the policy on his or her life for the purposes described herein. Subject to the specific terms and conditions of this Agreement, the details of the policy are described as follows:

Owner:        Carter Bank & Trust
Insured:    [●] _________________

Insurer:    New York Life Insurance Company
Policy Number:    [●]    ____________
Face Amount:        $[●] ___________

Endorsed Life Insurance Benefit:    See Paragraph VI
Beneficiary of Endorsed Benefit:    As set forth on the Beneficiary Designation Form
                    Attached hereto – OMITTED

NOW, THEREFORE, in consideration of the foregoing the parties agree as follows:

I.DEFINITIONS

Refer to policy contract for the definition of all insurance terms in this Agreement.

II.    POLICY TITLE AND OWNERSHIP

    Title and all incidents of ownership shall reside in the Bank. The Bank shall be the direct beneficiary of an amount of death proceeds equal to the greater of (a) the cash surrender value of the policy immediately prior to the Insured’s death, (b) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the Insurer, or (c) the total death proceeds of the policy minus the Insured’s interest in the death proceeds as set forth in Paragraph VI. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. When the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.    BENEFICIARY DESIGNATION RIGHTS

    The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.    PREMIUM PAYMENT METHOD

    The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.    TAXABLE BENEFIT

    Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 for executives or its equivalent.

VI.    INSURED’S INTEREST IN DEATH PROCEEDS

    Subject to Paragraphs II, VII, and IX herein, the Insured’s interest in the death proceeds in the policy is as follows:

A.In the event of the Insured’s death while employed by the Bank the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount of death proceeds equal $50,000.

B.The Bank shall be entitled to the remainder of such proceeds, but in no event shall the Bank’s interest in the proceeds be less than the amount set forth in Paragraph II.

C.The Bank and the Insured (beneficiaries or assignees as the case may be) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.    DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s total account value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such account value shall be determined as of the date of surrender or immediately prior to death as the case may be.

VIII.RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.TERMINATION OF AGREEMENT

A.    This Agreement shall terminate upon the occurrence of any one of the following:

i.The Insured shall leave the employment of the Bank voluntarily or involuntarily for any reason.

ii.    Surrender, lapse, or other termination of the policy by the Bank.

iii.    This Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.    INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

    The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.    AGREEMENT BINDING UPON THE PARTIES

    This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.    ERISA PROVISIONS

    The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Split Dollar Agreement shall be Carter Bank & Trust. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the policy in force by paying, when due, all premiums required.

C.Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.Death Claim Procedures.

Claim forms or claim information as to the policy can be obtained by contacting MMB Milne Leone, LLC (804-762-7036). When the Named Fiduciary has a claim which may be covered under the provisions described in the policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

E.Claims and Review Procedure.

i.Claims Procedure. The Bank shall notify any person that makes a claim under this Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

ii.Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

XIII.    NUMBER AND GENDER

Whenever in this Agreement words are used in the singular, they shall be read and construed as in the plural, whenever they should so apply. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.    INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

    The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.    AMENDMENT OR REVOCATION

    It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVI.    EFFECTIVE DATE

    The Effective Date of this Agreement shall be [●], 20[●].

XVII.    SEVERABILITY AND INTERPRETATION

    If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.    APPLICABLE LAW

    The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

Executed at [●], this [●] day of [●], 20[●] .

CARTER BANK & TRUST

By: [●] ________________________________
Title: [●]

INSURED
Signature: ________________
     Insured-NAME [●]

SCHEDULE TO EXHIBIT

This Schedule of Executive Officers who have executed an agreement in the form of Endorsement Split Dollar Agreement is included pursuant to Instruction 2 of Item 601(a) of Regulation S-K for the purpose of setting forth the material details in which the specific agreements differ from the form agreement filed herewith as Exhibit 10.1.

Executive Officer (Insured)	Date Signed	Face Amount	Effective Date
Litz H. Van Dyke	June 11, 2018	$2,737,668	May 1, 2018
Bradford N. Langs	June 11, 2018	$1,628,912	May 1, 2018
Wendy S. Bell	June 11, 2018	$1,806,861	May 1, 2018
Arthur L. Adams	June 11, 2018	$903,430	May 1, 2018
Jane A. Davis	June 11, 2018	$1,259,327	May 1, 2018
Tony Kallsen	June 11, 2018	$1,560,471	May 1, 2018
Matthew M. Speare	June 11, 2018	$1,521,679	May 1, 2018
John R. Spiker II	June 20, 2018	$1,505,717	May 1, 2018